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                                                                      Exhibit 23


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Centura Banks, Inc.:

We consent to incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-33773, 33-52160, 33-51470, 33-55926, 33-63496, 33-71198,
33-71244, 33-74706, 33-90568, 33-93404, 33-80989, 333-04949, 333-12357 and
333-08503) and on Forms S-3 (Nos. 33-33773 and 333-23873) of our report dated January 7, 1998, relating to the consolidated balance sheets of Centura Banks, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Centura Banks, Inc.

                                                   KPMG Peat Marwick LLP

Raleigh, North Carolina
March 11, 1998